Exhibit (a)(5)(iv)
For Immediate Release
January 5, 2012
Contact: Patrick M. Walsh
Ryan A. Hornaday
317.266.0100
EMMIS ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER
     Indianapolis, IN (NASDAQ: EMMS, EMMSP) — January 5, 2012 — Emmis Communications Corporation today announced the final results of its modified Dutch auction tender offer, which expired at 5:00 p.m., New York City time, on Friday, December 30, 2011.
     In accordance with the terms and conditions of the tender offer, Emmis has accepted for purchase 164,400 shares of its 6.25% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), at a price of $15.56 per share, for an aggregate cost of approximately $2.6 million, excluding fees and expenses relating to the tender offer. These shares represent approximately 6.3% of the Preferred Shares outstanding as of December 30, 2011.
     Payment with respect to the Preferred Shares accepted for purchase will be made promptly by the depositary. As a result of the completion of the tender offer, immediately following payment for the tendered Preferred Shares, Emmis expects that approximately 2,448,020 Preferred Shares will be issued and outstanding.
     The information agent and depositary for the tender offer is BNY Mellon Shareowner Services. The solicitation agent for the tender offer is Georgeson Inc. Paul, Weiss, Rifkind, Wharton & Garrison LLP and Taft Stettinius & Hollister LLP are acting as Emmis’ legal counsel in the tender offer. When the tender offer commenced, the offer to purchase and related documents were mailed to holders of record of Preferred Shares and also were made available for distribution to beneficial owners of Preferred Shares. For questions and information, please call the information agent toll free at (866) 301-0524 or the solicitation agent toll free at (800) 676-0281.
Tender Offer Statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any Preferred Shares.
Forward-Looking Statements
Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “feel,” “forecast,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “seek,” “should,”, “would,” “expect,” “will,” “look” or similar expressions and various or negatives of such words are intended to be and are “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Similarly, statements herein that describe Emmis’ business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statements and Emmis cannot assure you that its expectations will be achieved or that any deviations will not be material.

Such factors include, among others:
•	general economic and business conditions;
•	fluctuations in the demand for advertising and demand for different types of advertising media;
•	our ability to service our outstanding debt;
•	increased competition in our markets and the broadcasting industry;
•	our ability to attract and secure programming, on-air talent, writers and photographers;
•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•	increases in the costs of programming, including on-air talent;
•	inability to grow through suitable acquisitions;
•	changes in audience measurement systems;
•	new or changing regulations of the Federal Communications Commission or other governmental agencies;
•	competition from new or different technologies;
•	war, terrorist acts or political instability; and
•	other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission.
All forward-looking statements are based on information available to Emmis on the date of this press release, and Emmis does not undertake, and specifically disclaims, any obligation or responsibility to update, amend or revise any forward-looking statements or information above except as otherwise required by law. More information about potential factors that could affect Emmis’ business and financial results is included in the offer to purchase and Emmis’ filings with the Securities and Exchange Commission, including, without limitation, Emmis’ Form 10-K for the fiscal year ended February 28, 2011 and subsequent periodic and current reports.
About Emmis Communications (NASDAQ: EMMS)
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners. Emmis owns 18 FM and two AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.
The Information Agent for the tender offer is:
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Call Toll Free: (866) 301-0524
Call Collect: (201) 680-6579
The Solicitation Agent for the tender offer is:
199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 676-0281
January 5, 2012